Exhibit 99.1

STATE INVESTORS BANCORP, INC. REPORTS THIRD QUARTER RESULTS

Metairie, La., – Oct. 29, 2012 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended September 30, 2012, of $208,000, an increase of $15,000, as compared to net income of $193,000 reported for the quarter ended September 30, 2011.  Earnings per share, basic and diluted, were $0.07 for the quarter ended September 30, 2012. Net income for the nine months ended September 30, 2012 amounted to $655,000, a decrease of $27,000 from $682,000 in net income reported for the nine months ended September 30, 2011. Earnings per share, basic and diluted, were $0.23 for the nine months ended September 30, 2012.

The increase in net income for the quarter ended September 30, 2012 resulted primarily from a $37,000, or 1.4%, increase in total interest income, a decrease of $162,000, or 19.3%, in total interest expense, partially offset by a decrease of $9,000, or 13.0%, in non-interest income and an increase of $193,000, or 13.1%, in non-interest expense.  Net interest income increased $199,000, or 11.4%, due to the $162,000 decrease in total interest expense as a result of an overall decline in the average cost of funds.  The increase in non-interest expense was primarily due to an increase in occupancy expenses of $66,000, or 46.5%, as well as increases of $49,000, or 102.1% in professional expense, $29,000, or 16.7%, in other non-interest expense, $27,000, or 23.7%, in data processing expense,  $23,000, or 56.1%, in deposit insurance premiums and $21,000, or 2.5%, in salaries and employee benefits expense, partially offset by decreases of $12,000, or 54.5% in advertising, $7,000, or 18.9%, in office supplies and postage and $3,000, or 4.8% in security expense. The increase in other non-interest expense was primarily due to increased public company expenses. A $30,000 provision for loan losses was made during the quarter ended September 30, 2012.

The decrease in net income for the nine months ended September 30, 2012, compared to the same period in 2011, was primarily due to a decrease of $164,000, or 2.0%, in interest income, and an increase of $549,000, or 12.5%, in non-interest expense. This was partially offset by a decrease of $609,000, or 23.1%, in total interest expense, an increase of $8,000 in non-interest income and a decrease in the provision for income taxes of $37,000.  The decreases in both interest income and interest expense were due to a decrease in the yield on average loans and a decline in the average cost of funds. The increase in non-interest income was due to an $8,000, or 4.4%, increase in service charges, fees and other operating income, compared to the nine months ended September 30, 2011.  The increase in non-interest expense was primarily due to increases of $208,000 in professional fees, $172,000 in salaries and employee benefits expense, $172,000 in other non-interest expense, and $103,000 in occupancy expense, partially offset by decreases of $43,000 in advertising expense, $34,000 in deposit insurance premiums, and $28,000 in data processing expense.  The increase in other non-interest expense was primarily due to increased public company expenses.

At September 30, 2012, the Company reported total assets of $249.64 million, an increase of $19,000, compared to total assets of $249.62 million at December 31, 2011.  The increase primarily reflects increases in net loans receivable of $4.1 million, or 2.3%, and in cash and cash equivalents of $1.4 million, or 18.0%, partially offset by decreases in investment securities of $4.5 million, or 8.5%, and $920,000, or 6.9%, in other assets. Advances from the Federal Home Loan Bank of Dallas amounted to $42.0 million at September 30, 2012, compared to $42.3 million at December 31, 2011, a decrease of $265,000, or 0.6%. Deposits decreased $501,000, or 0.3%, at September 30, 2012 compared to December 31, 2011.  At September 30, 2012, the Company reported $3.7 million of non-performing assets, or 1.5%, of total assets at such date, compared to $3.4 million of non-performing assets, or 1.4%, of total assets at December 31, 2011.

Total shareholders’ equity decreased $53,000, or 0.1%, to $47.9 million at September 30, 2012, from $48.0 million at December 31, 2011, primarily due to the purchase of 83,789 shares for the employee benefit plans and 35,668 shares for the repurchase program, partially offset by net income of $655,000 for the nine months period ended September 30, 2012, and an increase in unrealized gain on securities available for sale of $565,000, net of the deferred tax effect.

The Company repurchased 35,668 shares of its common stock during the quarter ended September 30, 2012 at an average price per share of $13.06 under the share repurchase program announced in July 2012 which covered up to 145,475 shares. As of September 30, 2012, there were a total of 109,807 shares remaining for repurchase under the program.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)
	September 30, 2012	December 31, 2011
ASSETS	(Unaudited)

Cash and cash equivalents	$9,089	$7,700
Investment securities	48,815	53,361
Loans receivable, net	179,226	175,130
Other assets	12,505	13,425

Total assets	$249,635	$249,616

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$157,060	$157,561
FHLB advances	42,043	42,308
Other liabilities	2,614	1,776

Total liabilities	201,717	201,645

Total shareholders’ equity	47,918	47,971

Total liabilities and shareholders’ equity	$249,635	$249,616

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Total interest income	$2,626	$2,589	$7,906	$8,070
Total interest expense	677	839	2,033	2,642
Net interest income	1,949	1,750	5,873	5,428
Provision for loan losses	30	30	92	124
Net interest income after provision for loan losses	1,919	1,720	5,781	5,304

Non-interest income	60	69	188	180
Non-interest expense	1,666	1,473	4,939	4,390
Income before income taxes	313	316	1,030	1,094
Income taxes	105	123	375	412

NET INCOME	$208	$193	$655	$682

Earnings Per Share
Basic	$0.07	0.07	$0.23	0.23
Diluted	$0.07	0.07	$0.23	0.23

	Three Months ended September 30,		Nine Months ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.07%	3.07%	3.06%	3.35%
Net interest margin	3.35%	3.19%	3.35%	3.44%
Average interest-earning assets to
average interest-bearing liabilities	123.67%	107.31%	124.82%	105.19%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	1.50%	0.74%	1.50%	0.74%
Allowance for loan losses as a percent of non-performing loans	44.71%	88.37%	44.71%	88.37%
Allowance for loan losses as a percent of total loans receivable	0.93%	0.88%	0.93%	0.88%

Per Share Data:
Shares outstanding at period end	2,873,832	2,909,500	2,873,832	2,909,500
Weighted average shares outstanding: Basic	2,891,998	2,909,500	2,903,623	2,909,500
Diluted	2,921,026	2,909,500	2,913,414	2,909,500

Tangible book value at period end	$16.67	$16.37	$16.67	$16.37
________________________
(1)           Ratios for the three and nine month periods are annualized.
(2)           Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

3